Exhibit 10.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) made and entered into as of this 29th day of February, 2012, by and among Carpenter Technology Corporation, a Delaware corporation (the “Company”); HHEP-Latrobe, L.P., a Delaware limited partnership (“Hicks”), Watermill-Toolrock Partners, L.P., a Delaware limited partnership, Watermill-Toolrock Partners II, L.P., a Delaware limited partnership and Watermill-Toolrock Enterprises, LLC, a Delaware limited liability company (collectively, “Watermill” and together with Hicks, the “Investors”).

RECITALS

WHEREAS, on June 20, 2011, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Hawke Acquisition Sub, a Delaware corporation and wholly owned subsidiary of the Company (“Acquisition Sub”), Latrobe Specialty Metals, Inc., a Delaware corporation (“Latrobe”) and the stockholder representatives, pursuant to which Latrobe will be merged with and into Acquisition Sub (the “Merger”), with Latrobe as the surviving corporation in the Merger; and

WHEREAS, in connection with the entry into the Merger Agreement, the Company and the Investors, each of whom is a direct or indirect stockholder of Latrobe, have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Adverse Disclosure” means public disclosure of material, non-public information, which, in the reasonable good faith judgment of the chief executive officer or the chief financial officer of the Company, after consultation with outside counsel to the Company: (i) would be required to be made in any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act or otherwise filed with the SEC by the Company so that such registration statement would not be materially misleading or so that such registration statement would otherwise comply with the Securities Act or applicable law; (ii) would not be required to be made at such time but for the filing or existence of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and

“under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 of the Securities Act.

“Business Day” means any day on which the New York Stock Exchange (“NYSE”) is open for trading.

“Closing Date” means the date of the consummation of the Merger.

“Common Stock” means the shares of the Company’s common stock, par value $5.00 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Holders” means any one or more Investors (or any Affiliate thereof to which rights are assigned in accordance with Section 7.17 of this Agreement); provided, however, that the term “Holders” shall not include any of the foregoing that ceases to own or hold any Registrable Securities, or any recipient of shares of Common Stock pursuant to an in-kind distribution from a Holder.

“Person” means an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

“Registrable Security(ies)” means any shares of Common Stock of the Company held by the Holders; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; or (ii) when and to the extent such securities are permitted to be publicly sold in a single sale transaction pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act or are otherwise freely transferrable in a single sale transaction to the public without further registration under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities, including, without limitation, the following: (i) all registration, qualification, filing and listing fees, (ii) printing expenses, (iii) fees and disbursements of counsel for the Company, (iv) blue sky fees and expenses, (v) expenses of the Company’s independent accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration) and (vi) the reasonable fees and disbursements of a single counsel to the Holders in connection with the Shelf Registration as provided in Section 7.5, which counsel shall be selected by the Holders of a majority of the Registrable Securities outstanding; provided, however, that Registration Expenses shall not include any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and disbursements of any legal counsel and any other advisors engaged by the Holders (except as provided in clause (vi) above and in Section 7.5.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 of the Securities Act.

ARTICLE II

SHELF REGISTRATION

Section 2.1. No later than the date that is three months after the Closing Date (the “Rights Effective Date”) and subject to the other restrictions contained in this Article II, the Company use its commercially reasonable efforts to prepare and file a registration statement on Form S-3 or another appropriate form that the Company is eligible to use and which form shall be available for the resale of Registrable Securities held by Holders on a continuous or delayed basis in accordance with Section 415 of the Securities Act and reasonable and customary methods of distribution as set forth in such registration statement (the “Shelf Registration”) and will use its commercially reasonable efforts to cause such registration Statement to be declared effective. If the Company is a Well-Known Seasoned Issuer at the time of filing the Shelf Registration with the SEC, such Shelf Registration shall be designated by the Company as an Automatic Shelf Registration Statement.

Section 2.2. Subject to Section 2.3, so long as permitted by applicable law, the Company shall use its commercially reasonable efforts to keep the Shelf Registration continuously effective, supplemented and amended as necessary to ensure that it is available for resales of Registrable Securities by Holders and to ensure that it conforms with the requirements of this Agreement, until the Holders no longer own Registrable Securities at which time the Company shall have the right to terminate the effectiveness of the Shelf Registration. The Company shall use its commercially reasonable efforts to file a new Shelf Registration pursuant to Rule 415(a)(6) to the extent the initial Shelf Registration was an Automatic Shelf Registration Statement that is no longer available for resales of Registrable Securities pursuant to Rule 415(a)(5).

Section 2.3. Upon delivery to the Investor of a certificate signed by the chief executive officer or chief financial officer of the Company stating that the continued use of the Shelf Registration would require the Company to make an Adverse Disclosure (the “Notice”), the Company may suspend the Investor Group’s use of the Shelf Registration (a “Shelf Suspension”);

2.3.1. for as long as necessary to avoid the Adverse Disclosure as determined in good faith by the chief executive officer or chief financial officer of the Company, after consultation with the Company’s legal counsel, but in no event longer than 30 days; and

2.3.2. for as long as necessary to avoid the Adverse Disclosure as determined in good faith by the board, after consultation with the Company’s legal counsel, at a properly convened meeting thereof or by unanimous written consent;

provided that during any 365-day period a Shelf Suspension may only be in effect for an aggregate of 90 days.

Except as required by applicable law, no Investor nor any of their Affiliates and representatives shall make any public disclosure regarding, and shall treat as confidential, any Shelf Suspension or Notice and the Investors shall be responsible for breaches of confidentiality by their respective Affiliates and representatives. In the event of a Shelf Suspension, each Investor agrees that the Holders shall suspend use of the prospectus related to the Shelf Registration in connection with any sale or purchase of or offer to sell or purchase Registrable Securities upon receipt of the Notice. The Company shall promptly notify the Investors upon the termination of any Shelf Suspension and use commercially reasonable efforts to promptly amend or supplement the Shelf Registration following the termination of such Shelf Suspension, if necessary, so it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.

Section 2.4. The Company shall have the right to defer or suspend the filing or effectiveness of a registration statement under Article II for a reasonable period of time not to exceed 90 days if a prior registration statement of the Company for an underwritten, public offering by the Company of its securities was declared effective by the SEC less than 120 days prior to the anticipated effective date of the registration under Article II.

Section 2.5. Each Investor agrees that neither an Investor nor any Holder or Affiliate will take, directly or indirectly any action designed to stabilize or manipulate the price of any security of the Company, except in each case as may be permitted by applicable law.

Section 2.6. If any of the Registrable Securities to be sold under a Shelf Registration pursuant to this Article II are to be sold in an underwritten offering, each of (i) the Company and (ii) the Holders of a majority of such Registrable Securities included in such offering, may select an Underwriter or Underwriters to manage such offering which Underwriter or Underwriters shall be reasonably acceptable to the Holders of a majority of such Registrable Securities included in such offering or the Company, as applicable.

Section 2.7. Persons receiving in-kind distributions of shares of Common Stock from Investors shall be permitted to participate in an offering shall be considered “Holders

Indemnitees” pursuant to Section 7.4.1 solely for such purpose provided that such Persons become a party to this Agreement or otherwise enter into reasonable and customary agreements relating thereto.

ARTICLE III

INCIDENTAL REGISTRATION

Section 3.1. Subject to the other restrictions contained in this Article III, if the Company proposes, other than pursuant to Article II, to register any equity securities of the Company (collectively, “Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice (which notice shall specify the intended method or methods of disposition) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of Holders delivered to the Company within five Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holders) the Company will use its commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

3.1.1. if, at any time after giving such written notice of its intention to register Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders, if they requested registration, and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 7.5);

3.1.2. the Company will not be required to effect any registration of Registrable Securities pursuant to this Article III if the Company shall have been advised by the managing underwriter for the offering selected by the Company that, in such firm’s opinion, a registration of Registrable Securities and other securities of the Company at that time may interfere with an orderly sale and distribution of the securities being sold in such offering or materially and adversely affect the price of such securities, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as so advised by such underwriter can be sold without such effect (the “Maximum Piggyback Number”) as follows and in the following priority:

(a) to the extent such public offering is the result of a registration initiated by the Company, (i) first, the Other Securities to be registered for the Company’s account, (ii) second, if the number of securities under clause (i) above is less than the Maximum Piggyback Number, the Registrable Securities requested to be registered pursuant to Article III, allocated pro rata among the Registrable Securities which in the aggregate, when added to the number of securities to be registered under clause (i) above, equals the Maximum Piggyback Number, and (iii) third, if the number of securities under clauses (i) and (ii) above are less than the Maximum Piggyback Number, all Other Securities requested to be included in such registration, pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities which in the aggregate, when added to the number of securities to be registered under clauses (i) and (ii) above, equals the Maximum Piggyback Number; or

(b) to the extent such public offering is the result of a registration by any Persons (other than the Company or the Holders) exercising a contractual right to demand registration not included in this Agreement, (i) first, all Other Securities owned by such Persons exercising the contractual right, pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities, (i) second, if the number of securities under clause (i) above is less than the Maximum Piggyback Number, the Registrable Securities as to which registration has been requested pursuant to Article III, pro rata, based on the number of Registrable Securities beneficially owned by such Holders which in the aggregate, when added to the number of securities to be registered under clause (i) above, equals the Maximum Piggyback Number, (iii) third,, if the number of securities under clauses (i) and (ii) above are less than the Maximum Piggyback Number, all Other Securities being sold by the Company which in the aggregate, when added to the number of securities to be registered under clauses (i) and (ii) above, equals the Maximum Piggyback Number, and (iv) fourth, if the number of securities under clauses (i), (ii) and (iii) above are less than the Maximum Piggyback Number, all Other Securities requested to be included in such registration by other holders thereof (other than the Company and the Holders), pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities which in the aggregate, when added to the number of securities to be registered under clauses (i), (ii) and (iii) above, equals the Maximum Piggyback Number;

3.1.3. the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Article III incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

Section 3.2. The Incidental Notice and the contents thereof shall be kept confidential by the Investors and their respective Affiliates and representatives, and the Investors shall be responsible for breaches of confidentiality by their respective Affiliates and representatives.

Section 3.3. The Company may not commence or permit the commencement of any sale of Other Securities for its own account or the account of another Person that is not a Holder in a public offering to which this Article III applies unless the Holders shall have received the Incidental Notice in respect to such public offering and had an opportunity of five Business Days to respond to the Company prior to the commencement of such sale of Other Securities. The Holders electing to participate in a Piggyback Registration shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two Business Days prior to the effective date of the registration statement relating to such Piggyback Registration.

ARTICLE IV

HOLDBACKS

Section 4.1. Holders covenant and agree with the Company that Holders shall not effect, if requested by the managing underwriters of an underwritten offering, any public sale or distribution of equity securities of the Company, including a sale pursuant to Rule 144 under the Securities Act (except pursuant to this Agreement) during the 10 Business Day period prior to, and during the 60 day period beginning on, (i) the effective date of the registration statement relating to the underwritten offering of equity securities of the Company or (ii) in the event of a Shelf Registration, the consummation of an underwritten takedown, or such other period as the managing underwriter, if any, may require.

Section 4.2. The Company covenants and agrees with the Holders not to effect any public or private sale or distribution of equity securities of the Company (other than distributions pursuant to employee benefit plans), including a sale pursuant to Regulation D under the Securities Act (or Section 4(2) thereof), during the 10 Business Day period prior to, and during the 6 day period beginning with the consummation of an underwritten takedown, or such other period as the managing underwriter may require, except pursuant to registrations on Form S-4, Form S-8 or any successor form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan.

Section 4.3. Each Investor covenants and agrees that it will comply and cause its Affiliates and representatives to comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to a registration statement and shall sell the Registrable Securities under a registration statement only in accordance with a method of distribution described in such registration statement.

ARTICLE V

REGISTRATION PROCEDURES

If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or shelf takedowns, as applicable, the Company will:

Section 5.1. Use its commercially reasonable efforts to prepare and file with the SEC, a registration statement and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and to remain effective under the Securities Act until the earlier of such time as all securities covered thereby are no longer Registrable Securities;

Section 5.2. Prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 5.1 above;

Section 5.3. Within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an underwritten offering, if applicable, and to underwriter’s counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as Holders or the underwriter or the underwriters may request;

Section 5.4. Within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to underwriter’s counsel and counsel for the Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as underwriter’s counsel or counsel for the Holders shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

Section 5.5. Use commercially reasonable efforts to comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

Section 5.6. Furnish to Holders and any underwriter of Registrable Securities, (i) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (ii) such number of copies of the prospectus, used in connection with such registration statement (including each preliminary prospectus, any summary prospectus and the final prospectus), and (iii) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request;

Section 5.7. Use its commercially reasonable efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and do any and all other acts and things which may be reasonably requested by Holders or such underwriter to consummate the offering and disposition of Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business as a foreign corporation or as a dealer in securities, subject itself to taxation, or consent to general service of process in any jurisdiction wherein it is not then so qualified or subject;

Section 5.8. Reasonably cooperate with Holders and the sole underwriter or managing underwriter(s) of an underwritten offering of shares, if any, to facilitate the timely preparation and delivery of certificates (or book-entry confirmations) representing the shares to be sold and not bearing any restrictive legends or stop orders; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five days prior to any sale of such shares;

Section 5.9. Use, as soon as practicable after the effectiveness of the registration statement, commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as may be required in connection with the disposition of such Registrable Securities;

Section 5.10. Use its commercially reasonable efforts to list the securities covered by such registration statement on the NYSE (or any securities exchange on which any securities of the Company is then listed), if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

Section 5.11. Make appropriate members of senior management reasonably available to participate in meetings or conference calls with potential investors and make presentations as is reasonably necessary and customary in secondary resale offerings of companies of comparable size and lines of business as the Company;

Section 5.12. Furnish to Holders and any underwriter or designee thereof (i) copies of any comment letters received from the SEC with respect to a Shelf Registration or any documents incorporated therein and (ii) any other request by the SEC or any state securities authority for amendments or supplements to a Shelf Registration and prospectus or for additional information with respect to the Shelf Registration and prospectus;

Section 5.13. Notify Holders as promptly as practicable and, if requested by Holders, confirm such notification in writing, (i) when a prospectus or any prospectus supplement has been filed with the SEC, and, with respect to a registration statement or any post-effective amendment thereto, when the same has been declared effective by the SEC, (ii) of the issuance by the SEC of any stop order or the coming to the Company’s attention of the initiation of any proceedings for such or a similar purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the occurrence of any event which requires the making of any changes to a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to Holders a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), and (v) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate. Upon the receipt of any notice from the Company of the occurrence of any event of the kind described in clause (iv) or (v) of this Section 5.13, Holders shall forthwith discontinue any offer and disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until all Holders shall have received copies of a supplemented or amended prospectus which is no longer defective and, if so directed by the Company, shall deliver to the Company, at the Company’s expense, all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in the Holders’ possession. If the Company shall provide any notice of the type referred to in the preceding sentence, the period during which the registration statements are required to be effective as set forth under Section 5.1 shall be extended by the number of days from and including the date such notice is provided, to and including the date when Holders shall have received copies of the corrected prospectus; and

Section 5.14. Enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities (including, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein), and in that regard, deliver to the Holders such documents and certificates (or book-entry confirmations) as may be reasonably requested by any Holder of the Registrable Securities being sold or, as applicable, the managing underwriters, to evidence the Company’s compliance with this Agreement including, without limitation, using its commercially reasonable efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement or, if such letter can not be obtained through the exercise of the Company’s commercially reasonable efforts, cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) a comfort letter based on negotiated procedures providing comfort with respect to the Company’s financial statements included or incorporated by reference in the registration statement at the highest level permitted to be given by such accountants under the then applicable standards of the Association of Independent Certified Accountants with respect to such registration statement. In addition, the Company shall furnish to the Holders of Registrable Securities being included in any registration hereunder an opinion of counsel in substance and scope customarily delivered to underwriters in public offerings.

ARTICLE VI

UNDERWRITING

Section 6.1. If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

Section 6.2. If any registration pursuant to Article III hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Article III to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution.

Section 6.3. In any offering of Registrable Securities pursuant to a registration hereunder, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning Holders their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Other Restrictions and Acknowledgements. Each Investor hereby acknowledges the restrictions on the transfer of the shares of Common Stock as set forth in the Merger Agreement and as of the Stockholders Agreement, dated as of the date hereof, among the Company and each of the Investors (the “Stockholders Agreement”), and expressly acknowledges and agrees that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Merger Agreement or the Stockholders Agreement.

Section 7.2. Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall use commercially reasonable efforts to take all actions necessary to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto so as to enable the Holders to sell Registrable Securities without registration under the Securities Act. Upon the written request of Holders, the Company will deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders to remove any restrictive legends or stop orders contained on any certificates (or book-entry confirmations) so as to facilitate a sale by the Holders of such shares under Rule 144.

Section 7.3. Preparation; Reasonable Investigation; Information.

7.3.1. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Agreement, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, and (ii) as a condition precedent to including any Registrable Securities in any such registration, the Company may require Holders to furnish the Company such information regarding Holders and the distribution of such securities as the Company may from time to time reasonably request in writing or as shall be required by law or the SEC in connection with any registration.

7.3.2. In connection with each registration and offering of Registrable Securities to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by representatives of the underwriters and any counsel or accountant retained by such Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

Section 7.4. Indemnification and Contribution.

7.4.1. In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by law, indemnify and hold harmless Holders, their officers, directors and Affiliates, each underwriter of Registrable Securities so offered and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act (“Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Holders and shall survive the transfer of such securities.

7.4.2. In the case of each offering of Registrable Securities made pursuant to this Agreement, each Holder shall, to the extent permitted by law, indemnify and hold harmless the Company, its officers and Affiliates, and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act and (if requested by the underwriters) each underwriter who participates in the offering and each Person, if any, who controls any such underwriter within the meaning of the Securities Act (the “Company Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of Holders specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein). In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of such securities.

7.4.3. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 7.4.3, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in this Section 7.4.3 or Section 7.4.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld, delayed or conditioned) but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

7.4.4. If the indemnification provided for in this Section 7.4 is held by a court of competent jurisdiction to be unavailable in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contributions pursuant to this Section 7.4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.4.4. Notwithstanding the provisions of this Section 7.4.4, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.4.4, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

7.4.5. The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the person asserting the loss, claim, damage or liability for which indemnity is sought.

Section 7.5. Expenses. In connection with any registration under this Agreement, the Company shall pay all Registration Expenses. Holders shall be responsible for all other expenses incurred in connection with such registration, including all underwriting and placement discounts and commissions, agency and placement fees, brokers’ commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities. The Company shall be responsible for the reasonable fees and disbursements of a single counsel to the Holders in connection with any registration under this Agreement, which counsel shall be selected by the Holders of a majority of the Registrable Securities outstanding. The Company shall not be responsible for the fees and expenses of any additional counsel, or any of the accountants, agents, or experts retained by any Holder in connection with the sale of Registrable Securities.

Section 7.6. In-Kind Distributions. If a Holder seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder, including by providing the recipient of such in-kind distribution with the rights contemplated by Section 2.7.

Section 7.7. Merger or Consolidation. In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will use its commercially reasonable efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

Section 7.8. Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, general partners, limited partners or managing directors, or any directors or officers of any members, general or limited partner, advisory director, nor any future members, general partners, limited partners, advisory directors, or managing directors, if any, of any Holder shall have any personal liability for performance of any obligation of such Holder under this Agreement in excess of the respective capital contributions of such members, general partners, limited partners, advisory directors or managing directors to such Holder.

Section 7.9. Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto desires to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested) or sent by overnight courier service or via facsimile transmission (which is confirmed), as follows:

If to the Investors, to the name and address set forth under the name of such Investor;

If to Hicks:	HHEP-Latrobe, L.P. c/o Hicks Holdings LLC 100 Crescent Court, Suite 1200 Dallas, Texas 75201 Attention: Eric Neuman Facsimile: (214) 615-2254

With a copy to:	Jones Day 2727 N. Harwood Street Dallas, Texas 75201 Attention: R. Scott Cohen, Esq. Facsimile: (214) 969-5100

If to Watermill:	Watermill-Toolrock Partners, L.P. c/o Watermill Ventures One Cranberry Hill 750 Marrett Road, Suite 401 Lexington, Massachusetts 02421 Attention: Benjamin P. Procter Facsimile: (781) 891-9712

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Attention: Daniel H. Follansbee, Esq. Facsimile: (617) 542-2241

and

If to the Company:	Carpenter Technology Corporation P.O. Box 14662 Reading, PA 19612-4662 Attention: James Dee, General Counsel and Secretary

With a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Attention: Barry M. Abelson Fax: (215) 981-4750

The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly furnished or served on the party to which it is addressed, in the case of delivery in person or by facsimile, on the date when sent, in the case of overnight mail, on the day after it is sent and in all other cases, five business days after it is sent. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Section 7.10. Entire Agreement; Amendment. Other than with respect to the Merger Agreement and the Stockholders Agreement, this Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter. This Agreement may not be amended, altered or modified and no provision of this Agreement may be waived or amended except by written instrument executed by a holders of two-thirds (66 2/3%) of the Registrable Securities and the Company.

Section 7.11. Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

Section 7.12. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

Section 7.13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 7.14. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

Section 7.15. No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 7.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

Section 7.17. Successors And Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Investor; provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Merger Agreement or the Stockholders Agreement; and provided, further, that without the prior written consent of the Company, an Investor may assign, transfer or delegate any of its rights, duties and obligations hereunder to one or more of its Affiliates who receives Registrable Securities. The Company may not assign its rights or obligations hereunder without the prior written consent of the other parties hereto (other than by operation of merger or consolidation and in accordance with Section 7.7). Any transfer or assignment made other than as provided in the first sentence of this Section 7.17 shall be null and void.

Section 7.18. Effective Date; Term. This Agreement shall be effective as of the Closing Date, and if the Closing Date shall not occur, then this Agreement shall be null and void ab initio. Unless earlier terminated, this Agreement shall terminate upon the earlier to occur of (i) such time as there are no outstanding Registrable Securities or (ii) the third anniversary of the effective date under the Securities Act of the Shelf Registration; provided, however, that the termination date in clause (ii) shall be extended beyond such third anniversary by a number of days equal to the days of any Shelf Suspension(s), any deferral or suspension under Section 2.4 and any period covered by any stop order, injunction or other similar order or requirement of the SEC relating to the Shelf Registration. Notwithstanding the foregoing, each Investor may at any time provide written notice to the Company of its irrevocable election to withdraw from all of its rights and obligations under this Agreement. In such event, from and after the date of such notice, such Investor shall no longer be bound by any obligations, or be entitled to any benefits, under this Agreement (other than those that have accrued prior to such date), and from and after such time, securities held directly or indirectly by such Investor shall no longer be deemed to be Registrable Securities hereunder.

Section 7.19. Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each such party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

[Signature Page Follows]

This Registration Rights Agreement has been executed and delivered as of the date first above written.

Carpenter Technology Corporation

By:	/s/ K. Douglas Ralph
	Name:	K. Douglas Ralph
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Registration Rights Agreement]

HHEP-Latrobe, L.P.

By:	Hicks-Latrobe GP, L.P., its General Partner By: Hicks-Latrobe GP, L.L.C., its General Partner

By:	/s/ Lori K. McCutcheon
	Name:	Lori K. McCutcheon
	Title:	Vice President

[Signature Page to Registration Rights Agreement]

Watermill-Toolrock Partners, L.P.
By: Watermill-Toolrock Enterprises, LLC, its General Partner

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Registration Rights Agreement]

Watermill-Toolrock Partners II, L.P.
By: Watermill-Toolrock Enterprises, LLC, its General Partner

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Registration Rights Agreement]

Watermill-Toolrock Enterprises, LLC

By:	/s/ Benjamin Procter
	Name:	Benjamin Procter
	Title:	Authorized Member

[Signature Page to Registration Rights Agreement]